Exhibit 99.1

The Ensign Group Announces Appointment of Healthcare Industry Leader to Board of Directors

MISSION VIEJO, California – July 24, 2009 – The Ensign Group, Inc. (NASDAQ: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services and assisted living companies, today announced the appointment of Van R. Johnson to the Company’s board of directors.

Mr. Johnson has served for more than 38 years in leadership capacities with two of the United States’ leading healthcare providers. He most recently served for 25 years at Sutter Health, a non-profit health system with hospitals, skilled nursing facilities and other healthcare operations in California and Hawaii, where he was president and CEO. He also served for 13 years with Intermountain Healthcare based in Salt Lake City, Utah in various roles. During his term as president and CEO of Sutter Health, Mr. Johnson presided over the dramatic expansion of its health system, and helped establish Sutter as an industry leader.

Mr. Johnson also served as a member of the board of directors of VISICU, Inc., a publicly-traded healthcare information technology company, from August 2007 until February 2008 when VISICU was acquired by Philips Holding USA Inc., a subsidiary of Koninklijke Philips Electronics.

“Van’s experience and leadership in the healthcare industry will be tremendous assets as Ensign expands and continues its mission of improving the quality of long-term care in the communities it serves,” said Roy Christensen, the Chairman of Ensign’s board of directors.

“I’m thrilled by the opportunity to join an organization that’s dedicated to bringing a higher standard to the long-term care industry, and look forward to serving alongside Ensign’s outstanding leadership team,” Mr. Johnson said. Mr. Johnson’s term runs until the company’s annual stockholder meeting in 2012.

About The Ensign Group, Inc.

The Ensign Group, Inc.’s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 70 facilities in California, Arizona, Texas, Washington, Utah, Idaho and Colorado. More information about Ensign is available at http://www.ensigngroup.net.

Contact Information

Robert East, Westwicke Partners LLC, (443) 213-0500, bob.east@westwickepartners.com, or Gregory Stapley, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net

SOURCE: The Ensign Group, Inc.